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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
Dale            Kerry       J.                Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            i3 Mobile, Inc. "IIIM"                (Month/Day/Year)
     (Last)     (First)     (Middle)          4/5/00                     ------------------------------------
c/o Keystone Venture IV, L.P.              ----------------------------  5. Relationship of Reporting
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing
                                              Person (Voluntary)           X   Director   -----   10% Owner     (Check Applicable
1601 Market St., Suite 2500                                              ----- Officer    -----   Other         Line)
--------------------------------------     ----------------------------  (give title below)   (specify below)
      (City)      (State)      (Zip)                                                                          X Form filed by One
Philadelphia, PA  19103                                                        ---------------------------      Reporting Person
--------------------------------------
                                                                                                             -- Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                      1,125,858(1)                   I                     By Keystone Venture IV, L.P.
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Common Stock                                        378,750(2)                   I                     By Keystone Venture V, L.P.
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* If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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  Common Stock Warrants         12/17/97   12/31/01    Common Stock      234,465(1)     $3.00            I         By Keystone
                                                                                                                   Venture IV, L.P.
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  Common Stock Warrants          6/23/98   12/31/01    Common Stock      350,000(1)     $3.50            I         By Keystone
                                                                                                                   Venture IV, L.P.
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Explanation of Responses:

(1) Owned by Keystone Venture IV, L.P. Mr. Dale is Vice President of Keystone IV MGCP, Inc., the General Partner of Keystone Venture
    IV Management Company, L.P., which is the General Partner of Keystone Venture IV, L.P. Mr. Dale Disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein.

(2) Owned by Keystone Venture V, L.P. Mr. Dale is Managing Director of Keystone V Management Company, Inc., the General Partner of
    Keystone V Partners, L.P., which is the General Partner of Keystone Venture V, L.P. Mr. Dale disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                             Kerry J. Dale

                                                                                     By: /s/ Kerry J. Dale               4/5/00
                                                                                     -------------------------------   -------------
                                                                                     **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1147 (9/93)

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